Exhibit 99.1

LIVE NATION ANNOUNCES LAUNCH OF $250 MILLION PRIVATE NOTES OFFERING

LOS ANGELES, April 19, 2010 – Live Nation Entertainment, Inc. (“Live Nation”) (NYSE: LYV) today announced that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of senior notes (“Notes”). The Notes will be offered in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

The offering price, interest rate and other terms will be determined by negotiations between Live Nation and the initial purchasers. The Notes will be unsecured.

Live Nation intends to use the net proceeds from the offering along with borrowings under a new senior secured credit facility to repay in full the borrowings under its existing credit facility and the credit facilities of its wholly-owned subsidiary, Ticketmaster Entertainment LLC, convert existing preferred stock of one of its subsidiaries into the right to receive a cash payment and pay related fees and expenses. The completion of the offering of the Notes is conditioned upon our entering into the new credit facility.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements regarding Live Nation’s intention to issue the Notes and its intended use of the resulting proceeds. There is no assurance that Live Nation will successfully complete the proposed offering or use the proceeds as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Live Nation undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

CONTACT: Linda Bandov (lindabandov@livenation.com) for Live Nation (+1-310-867-7000)

Information found on Live Nation’s website is not incorporated by reference.